EXHIBIT 21

                       CHANCELLOR CORPORATION SUBSIDIARIES


U.S. Management Corporation (Oklahoma)  (100%)

Morceli Limited Corp.  (100%)

U.S. Heritage Corporation (Nevada) (100%)